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                                                                [Execution Copy]





                               ONE MADISON AVENUE

                                  PURCHASE AND

                                 SALE AGREEMENT

                                     BETWEEN


                      METROPOLITAN LIFE INSURANCE COMPANY,

                             a New York corporation,

                                   AS SELLER,

                                       AND

                             1 MADISON VENTURE LLC,

                      a Delaware limited liability company,

                                       AND

                             COLUMN FINANCIAL, INC.

                             a Delaware corporation,

                            COLLECTIVELY AS PURCHASER


                              As of March 29, 2005




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                               TABLE OF CONTENTS

                                                                          Page #

ARTICLE I PURCHASE AND SALE

      Section 1.1    Agreement of Purchase and Sale ....................       1

      Section 1.2    Property Defined ..................................       2

      Section 1.3.   Purchase Price ....................................       2

      Section 1.4    Payment of Purchase Price .........................       2

      Section 1.5    Deposit ...........................................       3

      Section 1.6    Escrow Agent ......................................       3


ARTICLE  II TITLE AND SURVEY

      Section 2.1    Title Inspection Period ...........................       4

      Section 2.2    Pre-Closing .......................................       4

      Section 2.3    Permitted Exceptions ..............................       4

      Section 2.4    Violations ........................................       6

      Section 2.5    Conveyance of Title ...............................       6


ARTICLE III REVIEW OF PROPERTY

      Section 3.1    Right of Inspection ...............................       6

      Section 3.2    Property Reports ..................................       7


ARTICLE IV  CLOSING

      Section 4.1    Time and Place ....................................       7

      Section 4.2    Seller's Obligations at Closing ...................       8

      Section 4.3    Purchaser's Obligations at Closing ................      10

      Section 4.4    Credits and Prorations ............................      11

      Section 4.5    Transaction Taxes and Closing Costs ...............      14

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      Section 4.6    Conditions Precedent to Obligations of Purchaser ..      15

      Section 4.7    Conditions Precedent to Obligations of Seller .....      15


ARTICLE V  REPRESENTATIONS, WARRANTIES AND COVENANTS

      Section 5.1    Representations and Warranties of Seller ..........      16

      Section 5.2    Knowledge Defined .................................      17

      Section 5.3    Modifications of Seller's Representations and
                       Warranties ......................................      17

      Section 5.4    Survival of Seller's Representations and
                       Warranties ......................................      18

      Section 5.5    Covenants of Seller ...............................      18

      Section 5.6    Representations and Warranties of Purchaser .......      19

      Section 5.7    Survival of Purchaser's Representations and
                       Warranties ......................................      20


ARTICLE VI  DEFAULT

      Section 6.1    Default by Purchaser ..............................      20

      Section 6.2    Default by Seller .................................      20

      Section 6.3    Recoverable Damages ...............................      21


ARTICLE VII  RISK OF LOSS

      Section 7.1    Minor Damage or Condemnation ......................      21

      Section 7.2    Major Damage ......................................      21

      Section 7.3    Definition of "Major" Loss or Damage ..............      21

      Section 7.4    General Obligations Law ...........................      21


ARTICLE VIII  COMMISSIONS

      Section 8.1    Brokerage Commissions .............................      22




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ARTICLE IX  DISCLAIMERS AND WAIVERS

      Section 9.1    No Reliance on Documents ..........................      22

      Section 9.2    AS-IS SALE; DISCLAIMERS ...........................      22

      Section 9.3    Survival of Disclaimers ...........................      24


ARTICLE X  MISCELLANEOUS

      Section 10.1   Confidentiality ..................................      24

      Section 10.2   Public Disclosure ................................      25

      Section 10.3   Assignment .......................................      25

      Section 10.4   Notices ..........................................      26

      Section 10.5   Modifications ....................................      27

      Section 10.6   Entire Agreement .................................      27

      Section 10.7   Further Assurances ...............................      27

      Section 10.8   Counterparts .....................................      27

      Section 10.9   Facsimile Signatures .............................      27

      Section 10.10  Severability .....................................      27

      Section 10.11  Applicable Law ...................................      28

      Section 10.12  No Third-Party Beneficiary .......................      28

      Section 10.13  Captions .........................................      28

      Section 10.14  Construction .....................................      28

      Section 10.15  Recordation ......................................      28

      Section 10.16  Audit Rights and Tenant Reconciliation
                       Statements .....................................      28

      Section 10.17  Termination of Agreement .........................      29

      Section 10.18  1031 Exchange ....................................      29

      Section 10.19  One Madison Avenue Address .......................      29

      Section 10.20  MetLife Lease ....................................      29

      Section 10.21  Industrial and Commercial Incentive Program ......      30
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      Section 10.22  Transfer Fee .....................................      30

      Section 10.23  Joint and Several Liability ......................      32

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                           PURCHASE AND SALE AGREEMENT


          This PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of March 29, 2005 (the "Effective Date"), by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation ("Seller") and 1 MADISON VENTURE LLC, a Delaware limited liability company and COLUMN FINANCIAL, INC, a Delaware corporation (collectively, "Purchaser").


                              W I T N E S S E T H:


                                    ARTICLE I

                                PURCHASE AND SALE

     Section 1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the following:

     (a) the condominium units (the "Units") designated and described by the unit numbers listed on Exhibit A attached hereto and made a part hereof together with the appurtenant percentage interest of Seller in the common elements in the building (the "Building") known as One Madison Avenue Condominium (the "Condominium") and by the street address One Madison Avenue, Borough of Manhattan, City, County and State of New York, which Units are described in the declaration (the "Declaration") establishing under Article 9-B of the Real Property Law of the State of New York a plan for condominium ownership of the Building and the land more particularly described on Exhibit B attached hereto and made a part hereof upon which the Building is located (the "Land"), which Declaration is dated as of December 28, 2001 and was recorded in the Office of the Register of the City of New York, New York County (the "Register's Office") on December 31, 2001, in Reel 3418, Page 0945, as amended by Amendment to Declaration dated as of December 17, 2003 and recorded in the Register's Office on February 25, 2005 under CRFN 2005000115754, together with the undivided percentage interests in the Common Elements (as such term is defined in the Declaration, such definition being incorporated herein by reference) and any easements appurtenant to the Units as set forth in the Declaration. The Units are designated by the tax lot numbers listed on Exhibit A hereto on the Tax Map of the Real Property Assessment Department of the City of New York, Borough of Manhattan, and on the floor plans of the Building certified by HLW International LLP, as Condominium Plan Number 1223 filed in the Register's Office on December 31, 2001; the Building consists of two interconnected buildings: (i) a two-basement and fifteen-story structure, including two mechanical floors (the "South Building") and (ii) a two-basement and fifty-story structure (the "Tower")

     (b) any and all of Seller's right, title and interest in and to all tangible personal property (excluding cash, any software, any of the Wyeth or other paintings, sculptures or any other

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"Works of Art" (as such term is defined in the Net Lease, which Net Lease is more particularly described in Section 1.1 (c) below, and also excluding any furniture or other personal property existing on the second floor of the Tower and the Liebert UPS device located on the 38th floor of the Tower) if any, located at the Land and Building (the Land and Building are sometimes herein collectively referred to as the "Physical Property"), and used exclusively in connection with the operation of any portion of the Physical Property (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the "Personal Property"). So that there is no misunderstanding, it is understood and agreed between the parties that the Wyeth paintings listed on Exhibit R, attached hereto and made a part hereof, are included within Works of Art, are not included in the Personal Property, are not for sale, and shall remain the property of Seller;

     (c) any and all of Seller's right, title and interest in and to that certain Amended and Restated Lease dated as of December 17, 2003, between Metropolitan Life Insurance Company, as Landlord, and Credit Suisse First Boston
(USA), Inc., as tenant, which amended and restated in its entirety that certain Lease between Metropolitan Life Insurance Company, as landlord, and Credit Suisse First Boston (USA), Inc., as tenant (the "Tenant") dated as of February 22, 2001, covering those Units listed in Exhibit A-1 attached hereto and made a part hereof (the "Net Lease) and any other leases, licenses and occupancy agreements and amendments thereof covering all or any portion of the Units, to the extent they are in effect on the date of the Closing (as such term is defined in Section 4.1 hereof) (the property described in clause (c) of this
Section 1.1 being herein referred to collectively as the "Leases"), together with all rents, reimbursements of real estate taxes and operating expenses, and other sums due thereunder (the "Rents") and any and all security deposits in Seller's possession in connection therewith (the "Security Deposits"); and

     (d) any and all of Seller's right, title and interest in and to (i) all assignable contracts and agreements and the Revocable Consents (as such term is hereinafter defined; collectively, the "Operating Agreements") listed and described on Exhibit C attached hereto and made a part hereof, relating to the upkeep, repair, maintenance or operation of the Units or the Personal Property, and (ii) all assignable existing warranties and guaranties (express or implied) issued to Seller in connection with the Real Property (as hereinafter defined) or the Personal Property to the extent not assigned to the Tenant under the Net Lease, and (iii) all assignable existing permits, licenses, approvals and authorizations issued by any governmental authority in connection with the Property (as hereinafter defined) (the property described in clause (d) of this Section 1.1 being sometimes herein referred to collectively as the "Intangibles").

     Section 1.2 Property Defined. The Seller's right, title and interest in and to the Units and appurtenant common elements is hereinafter sometimes referred to collectively as the "Real Property." The Real Property, the Personal Property, the Rents, the Security Deposits, the Leases and the Intangibles are hereinafter sometimes referred to collectively as the "Property."

     Section 1.3 Purchase Price. Seller is to sell and Purchaser is to purchase the Property for the amount of NINE HUNDRED EIGHTEEN MILLION DOLLARS ($918,000,000) (the "Purchase Price").

     Section 1.4 Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in

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cash by wire transfer of immediately available funds to the bank account or accounts designated by Seller in writing to Purchaser prior to the Closing.

     Section 1.5 Deposit. Simultaneously with Purchaser's delivery of this Agreement, Purchaser shall deposit the Deposit (as hereinafter defined) in escrow with JP Morgan Chase Bank, N.A. (the "Escrow Agent"), having its office at New York Escrow Services, 4 New York Plaza, 21st Floor, New York, New York 10004 (ABA No: 021-000-021; Account Number: 507955013), the sum of Sixty Million Dollars ($60,000,000) (the "Deposit") in good funds, either by certified bank or cashier's check or by federal wire transfer. The Escrow Agent shall hold the Deposit in an interest-bearing account reasonably acceptable to Seller and Purchaser, in accordance with the terms and conditions of this Agreement. All interest earned on the Deposit shall become a part of the Deposit and shall be deemed income of Purchaser, and Purchaser shall be responsible for the payment of all costs and fees imposed on the Deposit account. The terms of the immediately preceding sentence shall survive Closing and any termination of this Agreement. The Deposit shall be distributed in accordance with the terms of this Agreement. The failure of Purchaser to timely deliver any Deposit hereunder shall be a material default, and shall entitle Seller, at Seller's sole option, to terminate this Agreement immediately.

     Section 1.6 Escrow Agent.

          Escrow Agent shall hold and dispose of the Deposit in accordance with the terms of this Agreement. Seller and Purchaser agree that the duties of the Escrow Agent hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Deposit in accordance with this Agreement. Escrow Agent shall incur no liability in connection with the safekeeping or disposition of the Deposit for any reason other than Escrow Agent's willful misconduct or gross negligence. In the event that Escrow Agent shall be in doubt as to its duties or obligations with regard to the Deposit, or in the event that Escrow Agent receives conflicting instructions from Purchaser and Seller with respect to the Deposit, Escrow Agent shall not disburse the Deposit and shall, at its option, continue to hold the Deposit until both Purchaser and Seller agree in writing as to its disposition or until a final judgment is entered by a court of competent jurisdiction directing its disposition, or Escrow Agent shall interplead the Deposit in accordance with the laws of the state in which the Property is located.

          Escrow Agent shall not be responsible for any interest on the Deposit except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Deposit prior to the date interest is posted thereon or for any loss caused by the failure, suspension, bankruptcy or dissolution of the institution in which the Deposit is deposited.

          Escrow Agent shall execute this Agreement solely for the purpose of being bound by the provisions of Sections 1.5 and 1.6 hereof.

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                                   ARTICLE II

                                TITLE AND SURVEY

     Section 2.1 Title Inspection Period. Purchaser acknowledges and agrees that
(a) Seller has furnished to Purchaser prior to the Effective Date: (i) a current preliminary title report dated December 18, 2004 (the "Title Commitment"), issued by Chicago Title Insurance Company on the Real Property, accompanied by copies of all documents referred to in the report; (ii) a copy of the land title survey ("the "Survey") prepared by Link Land Surveyors, P.C. dated March 9, 2005, and (iii) copies of the most recent property tax bills for the Property;
(b) Purchaser has had an opportunity, prior to the Effective Date, to order its own title report and survey for the Physical Property; and (c) any and all matters (the "Existing Title, Tax and Survey Matters") referred to, reflected in or disclosed by, the materials referred to in the preceding sub-paragraphs (a)
(i) through (iii), inclusive, have been agreed to and accepted by Purchaser (including but not limited to, any and all exceptions of title set forth in Schedule B of the Title Commitment) and that, as of the Effective Date, Purchaser has approved the Existing Title, Tax and Survey Matters and the condition of title to the Real Property.

     Section 2.2 Pre-Closing "Gap" Title Defects. Purchaser may, after the Effective Date but prior to the Closing, notify Seller in writing (the "Gap Notice") of any objections to title (a) raised by the Title Company (as defined in Section 2.5 hereof) between the Effective Date and the Closing and (b) not disclosed by the Title Company or otherwise disclosed in writing to Purchaser prior to the Effective Date; provided that Purchaser must notify Seller of such objection to title within two (2) business days of being made aware of the existence of such exception. If Purchaser issues a Gap Notice to Seller, Seller shall have five (5) business days after receipt of the Gap Notice to notify Purchaser (a) that Seller will remove such objectionable exceptions from title on or before the Closing; provided that Seller may extend the Closing for such period as shall be required to effect such cure, but not beyond thirty (30) days; or (b) that Seller elects not to cause such exceptions to be removed. The procurement by Seller of a commitment for the issuance of the Title Policy (as defined in Section 2.5 hereof) or an endorsement thereto (in form and substance reasonably acceptable to Purchaser) insuring Purchaser against any title exception which was disapproved pursuant to this Section 2.2 shall be deemed a cure by Seller of such disapproval. If Seller gives Purchaser notice under clause (b) above, Purchaser shall have five (5) business days in which to notify Seller that Purchaser will nevertheless proceed with the purchase and take title to the Property subject to such exceptions, or that Purchaser will terminate this Agreement. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of either party pursuant to the other provisions of this Agreement), the Deposit shall be returned to Purchaser and each party shall bear its own costs incurred hereunder. If Purchaser shall fail to notify Seller of its election within said five-day period, Purchaser shall be deemed to have elected to proceed with the purchase and take title to the Property subject to such exceptions.

     Section 2.3 Permitted Exceptions. The Property shall be conveyed subject to the following matters, which are hereinafter referred to as the "Permitted Exceptions":

     (a) all liens, encumbrances, easements, covenants, conditions and restrictions, including any matters shown on any subdivision or parcel map affecting the Property which are set

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forth in the Title Commitment and not set forth in the Gap Notice or if set forth in the Gap Notice, (x) are those which Seller has elected not to remove or cure, or has been unable to remove or cure, and (y) subject to which Purchaser has elected to accept the conveyance of the Property;

     (b) those matters that either are not objected to in writing within the time periods provided in Section 2.2 hereof, or if objected to in writing by Purchaser, are those which Seller has elected not to remove or cure, or has been unable to remove or cure, and subject to which Purchaser has elected or is deemed to have elected to accept the conveyance of the Property;

     (c) the rights of tenants under the Leases;

     (d) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

     (e) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property;

     (f) items shown on the Survey;

     (g) the Declaration and the By-Laws of the Condominium;

     (h) those certain revocable consent agreements granted by the City of New York related to the bridge and tunnel connecting the Physical Property with a building on that certain property known as Eleven Madison Avenue, New York, New York, which revocable consent agreement was executed by Seller on September 19, 1995 (bridge), and was executed by Seller on June 18, 2001 (tunnel) (the "Revocable Consents");

     (i) The existing designation of the Tower as a New York City Landmark by the New York City Landmarks Preservation Commission; the existing listing of the Tower in the National Register of Historic Places and as a National Historic Landmark by the National Park Service, Department of the Interior; and the existing listing of the Tower in the New York State Register of Historic Places by the New York State Historic Preservation Officer, Office of Parks, Recreation, and Historic Preservation; and all legal requirements of any public authorities in connection with such designations and listings.

     (j) the occupancy of the South Building pursuant to a temporary certificate of occupancy, as the tenant under the Net Lease (the "Tenant") is obligated to obtain a permanent certificate of occupancy for such building;

     (k) all matters which would be revealed or disclosed by a physical inspection of the Physical Property on the Effective Date;

     (l) the license agreement between Seller and Tenant pursuant to which the Wyeth Paintings shall remain in the Building after the Closing. (Purchaser acknowledges and agrees that Seller shall retain ownership of the Wyeth Paintings and that Seller shall have the right, as set forth in such license agreement, upon ninety (90) days notice, to remove the Wyeth Paintings from the Physical Property and Purchaser shall cooperate with Seller in connection with any such removal). The rights of Seller under this subdivision
(l), including the right to remove the Wyeth Paintings with the cooperation of Purchaser, shall survive the Closing and the transfer of the Property to Purchaser; and

     (m) Seller has claimed federal rehabilitation tax credits for the Tower for a rehabilitation project that ended on March 31, 2003, and all of such credits are personal to Seller and are not being transferred to Purchaser.

     Section 2.4 Violations. Purchaser shall accept title to the Property subject to any note or notices of violations of Law or municipal ordinances, orders or requirements noted or issued by any governmental department having jurisdiction over the Property, against or affecting the Property, or relating to conditions thereat at the date hereof or the Closing.

     Section 2.5 Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser all of the estate and rights of Seller in and to the Units, by execution and delivery of the Deed (as defined in Section 4.2(a) hereof). If at the Closing there shall be any liens, encumbrances or charges affecting title which are not permitted pursuant to this Agreement, Seller may, at Seller's option upon request from Seller to Purchaser, require Purchaser to apply such portion of the Purchase Price as shall be necessary to discharge such liens, encumbrances and charges and pay the recording fees for the same, and in such event, Seller shall deliver to Purchaser instruments in recordable form sufficient to discharge the same of record. Evidence of delivery of title in accordance with the terms of this Section 2.5 shall be the issuance by Chicago Title Insurance Company, or another national title company (the "Title Company"), of a 1992 ALTA Owner's Policy of Title Insurance (the "Title Policy") covering the Real Property, in the full amount of the Purchase Price, subject only to the Permitted Exceptions.

                                   ARTICLE III

                               REVIEW OF PROPERTY

     Section 3.1 Right of Inspection. Purchaser acknowledges and agrees that it has had an opportunity prior to the Effective Date to make any and all physical, environmental and other inspections of the Physical Property as Purchaser has deemed necessary and/or appropriate in connection with the transaction contemplated by this Agreement, and that Purchaser has agreed, subject to the provisions of Section 2.2 and Article VII hereof, to accept the Physical Property at the Closing in the condition that exists on the Effective Date, reasonable wear and tear excepted. Purchaser further acknowledges and agrees that it has prior to the Effective Date had the opportunity to examine at the Physical Property (or the property manager's office, as the case may be) documents and files located at the Physical Property or the property manager's office concerning the leasing, maintenance and operation of the Physical Property (including without limitation, copies of permits, licenses, certificates of occupancy, plans and specifications, and insurance certificates related to the Physical Property, to the extent in Seller's or the property manager's possession), but excluding Seller's partnership or corporate records, internal memoranda, financial projections, budgets, appraisals, accounting and tax records and similar proprietary, confidential or privileged information (collectively, the "Confidential Documents").

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     It is further agreed by the parties hereto that in no event shall Purchaser provide any governmental entity or agency with information concerning the environmental condition of the Physical Property without first obtaining
Seller's prior written consent thereto, which Seller shall provide in the event that Purchaser is required by applicable law to provide such information to a governmental agency or entity.

     Purchaser agrees to protect, indemnify, defend and hold Seller harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys' fees), damages or injuries arising out of or resulting from the inspection of the Property at any time by Purchaser, its agents, employees, representatives or consultants or any act or omission by Purchaser or its agents, employees or consultants, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement.

     Section 3.2 Property Reports. PURCHASER ACKNOWLEDGES THAT PRIOR TO THE EFFECTIVE DATE (1) PURCHASER HAS RECEIVED COPIES OF THE ENVIRONMENTAL AND OTHER REPORTS LISTED ON EXHIBIT D ATTACHED HERETO (COLLECTIVELY, THE "PROPERTY REPORTS"), AND HAS HAD MADE AVAILABLE TO IT BY SELLER OTHER PROPERTY REPORTS IN SELLER'S POSSESSION, (2) IF SELLER DELIVERS ANY ADDITIONAL ENVIRONMENTAL REPORTS TO PURCHASER, PURCHASER WILL ACKNOWLEDGE IN WRITING THAT IT HAS RECEIVED SUCH REPORTS PROMPTLY UPON RECEIPT THEREOF, AND (3) ANY PROPERTY REPORTS DELIVERED OR TO BE DELIVERED BY SELLER OR ITS AGENTS OR CONSULTANTS TO PURCHASER ARE BEING MADE AVAILABLE SOLELY AS AN ACCOMMODATION TO PURCHASER AND MAY NOT BE RELIED UPON BY PURCHASER IN CONNECTION WITH THE PURCHASE OF THE PROPERTY. PURCHASER AGREES THAT SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM ANY PROPERTY REPORT. PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS PRIOR TO THE EFFECTIVE DATE CONDUCTED ITS OWN INVESTIGATION OF THE ENVIRONMENTAL, STRUCTURAL, ARCHITECTURAL, MECHANICAL AND PHYSICAL CONDITION OF THE PHYSICAL PROPERTY TO THE EXTENT PURCHASER DEEMED SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE AND PURCHASER HAS APPROVED OF THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PHYSICAL PROPERTY AS OF THE EFFECTIVE DATE. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR OTHER TERMINATION OF THIS AGREEMENT.

     Section 3.3 Intentionally Omitted


                                   ARTICLE IV

                                     CLOSING

     Section 4.1 Time and Place. The consummation of the transaction contemplated hereby (the "Closing") shall be held at 10:00 AM on April 29, 2005 at the offices of Seller, or as mutually agreed between the parties, subject to Seller's option as hereinafter described. Purchaser

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

acknowledges that it is a material condition to the obligations of Purchaser under this Agreement that the Closing occur not later than April 29, 2005. Purchaser agrees that, subject to the second paragraph of Section 3.3 and
Article 2 hereof, it shall not be entitled to any adjournment of the Closing beyond April 29, 2005, time being of the essence as to the performance of Purchaser's obligations hereunder by such date. At the Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3 hereof, the performance of which obligations shall be concurrent conditions; provided that the Deed shall not be recorded until Seller receives confirmation that Seller has received the full amount of the Purchase Price, adjusted by prorations as set forth herein. At Seller's option, the Closing shall be consummated through an escrow administered by Escrow Agent pursuant to additional escrow instructions that are consistent with this Agreement. In such event, the Purchase Price and all documents shall be deposited with the Escrow Agent as escrowee.

     Section 4.2 Seller's Obligations at Closing. At Closing, Seller shall:

     (a) deliver to Purchaser a duly executed bargain and sale deed without covenant against grantor's acts (the "Deed"), in proper statutory short form for recording, and shall contain the covenant required by Section 13 of the New York Lien Law, in the form attached hereto as Exhibit E conveying the Units, together with the undivided percentage interests in the common elements of the Condominium, and any easements appurtenant to the Units as set forth in the Declaration, subject only to the Permitted Exceptions. At Seller's option, and for convenience, Seller may omit from the Deed the recital of any or all of the "subject to" clauses herein contained and/or any other title exceptions, defects or objections which have been waived by Purchaser in accordance with the terms of this Agreement, or consented to in writing by Purchaser, but the same shall nevertheless survive delivery of the Deed. The terms of the immediately preceding sentence shall survive the Closing;

     (b) deliver to Purchaser a duly executed bill of sale (the "Bill of Sale") conveying the Personal Property, if any, without warranty of title or use and without warranty, express or implied, as to merchantability and fitness for any purpose and in the form attached hereto as Exhibit F;

     (c) assign to Purchaser, and Purchaser shall assume, the landlord/lessor interest in and to the Leases, Rents and Security Deposits, and any and all obligations to pay leasing commissions and finder's fees with respect to the Leases and amendments, renewals and expansions thereof, to the extent provided in Section 4.4(b)(v) hereof, by duly executed assignment and assumption agreement (the "Assignment of Leases") in the form attached hereto as Exhibit G pursuant to which (i) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all claims pertaining thereto arising prior to Closing and (ii) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims pertaining thereto arising from and after the Closing, including without limitation, claims made by tenants with respect to tenants' Security Deposits to the extent paid, credited or assigned to Purchaser. In no event shall the Assignment of Leases assign any right, title or interest of Seller in and to the Works of Art or the right to display such Works of Art, and the Assignment of Leases shall exclude any rights of Seller which the Net Lease expressly provides are personal to Seller;

     (d) to the extent assignable, assign to Purchaser, and Purchaser shall assume, Seller's interest in the Operating Agreements and the other Intangibles by duly executed assignment and assumption agreement (the "Assignment of Contracts") in the form attached hereto as Exhibit H pursuant to which (i) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all claims pertaining thereto arising prior to Closing and (ii) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims pertaining thereto arising from and after the Closing;

     (e) join with Purchaser to execute a notice (the "Tenant Notice") in the form attached hereto as Exhibit I, which Purchaser shall send to each tenant under each of the Leases promptly after the Closing, informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller's interest in, and obligations under, the Leases (including, if applicable, any Security Deposits), and directing that all Rent and other sums payable after the Closing under each such Lease be paid as set forth in the Tenant Notice and join with Purchaser to execute a notice (the "NYC Notice") in the form attached hereto as
Exhibit I-1, which Seller shall send to the City of New York, Department of Transportation (the "NYCDOT") promptly after the Closing, informing the NYCDOT of the sale of the Property and of the assignment to Purchaser of Seller's interest in, and obligations under, the Revocable Consents, including the security fund deposited thereunder) and requesting that the NYCDOT consent to such assignment or alternatively, issue new Revocable Consents to the Purchaser;

     (f) In the event that any representation or warranty of Seller made herein needs to be modified due to changes since the Effective Date, deliver to Purchaser a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and is expressly permitted under the terms of this Agreement, or (ii) occurs between the Effective Date and the date of the Closing and is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Purchaser, constitute the non-fulfillment of the condition set forth in Section 4.6(b) hereof; if, despite changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

     (g) deliver to Purchaser such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

     (h) deliver to Purchaser a certificate in the form attached hereto as Exhibit J duly executed by Seller stating that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980;

     (i) deliver to Purchaser originals (to the extent originals are in Seller's possession, or photocopies if originals are not in Seller's possession) of the Leases and the Operating Agreements, together with such leasing and property files and records located at the

Property or the property manager's office which are material in connection with the continued operation, leasing and maintenance of the Property, but excluding any Confidential Documents;

     (j) deliver such affidavits as may be customarily and reasonably required by the Title Company, in a form reasonably acceptable to Seller;

     (k) deliver to Purchaser possession and occupancy of the Property, subject to the Permitted Exceptions;

     (l) execute a closing statement acceptable to Seller;

     (m) deliver to Purchaser the Board Resignation Letters (as hereinafter defined); and

     (n) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

     Section 4.3 Purchaser's Obligations at Closing. At Closing, Purchaser shall:

     (a) pay to Seller the full amount of the Purchase Price (which amount shall be paid by Escrow Agent releasing the Deposit to Seller and Purchaser paying the balance of the Purchase Price to Seller), as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.4 hereof;

     (b) join Seller in execution of the Assignment of Leases, Assignment of Contracts, Tenant Notices and NYC Notice;

     (c) In the event that any representation or warranty of Purchaser set forth in herein needs to be modified due to changes since the Effective Date, deliver to Seller a certificate, dated as of the date of Closing and executed on behalf of Purchaser by a duly authorized representative thereof, identifying any such representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Purchaser be liable to Seller for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty set forth in Sections 5.6
(a) or (b) hereof which results from any change that (i) occurs between the Effective Date and the date of Closing and is expressly permitted under the terms of this Agreement, or (ii) occurs between the Effective Date and the date of the Closing and is beyond the reasonable control of Purchaser to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Purchaser to prevent shall, if materially adverse to Seller, constitute the non-fulfillment of the condition set forth in Section 4.7(c) hereof provided nothing contained in this Section shall be deemed to waive any remedies Seller may have for a default by Purchaser; if, despite changes or other matters described in such certificate, the Closing occurs, Purchaser's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

     (d) deliver to Seller such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

     (e) deliver such affidavits as may be customarily and reasonably required by the Title Company, in a form reasonably acceptable to Purchaser;

     (f) execute a closing statement acceptable to Purchaser;

     (g) join Seller in the execution of a works of art agreement that shall be in substantially the form of Exhibit T attached hereto and made a part hereof;


     (h) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

     Section 4.4 Credits and Prorations.

     (a) All income and expenses of the Property shall be apportioned as of 12:01 a.m., on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs. Subject to the provisions of this Section 4.4, such prorated items shall include without limitation the following: (i) all Rents, if any; (ii) taxes and assessments (including personal property taxes on the Personal Property) levied against the Property to the extent such taxes and assessments are not the obligation of the Tenant under the Net Lease to pay; (iii) utility charges for which Seller is liable (to the extent such utility charges are not the obligation of the Tenant under the Net Lease to pay), if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than fifteen (15) days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility; (iv) all amounts payable under brokerage agreements and Operating Agreements, pursuant to the terms of this Agreement; (v) all amounts payable by the landlord under articles 34(f), 35 and 37 of the Net Lease and (vi) any other operating expenses or other items pertaining to the Property (to the extent the same are not the obligation of the tenant under the Net Lease to pay) which are customarily prorated between a purchaser and a seller in the county in which the Property is located.

     (b) Notwithstanding anything contained in Section 4.4(a) hereof:

          (i) At Closing, (A) Seller shall, at Seller's option, either deliver to Purchaser any Security Deposits actually held by Seller pursuant to the Leases or credit to the account of Purchaser the amount of such Security Deposits (to the extent such Security Deposits have not been applied against delinquent Rents or otherwise as provided in the Leases), and (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted by Seller with utility companies serving the Property, or, at Seller's option, Seller shall be entitled to receive and retain such refundable cash and deposits;

          (ii) Any taxes paid by Seller at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments due and payable by Seller during the year of Closing have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves within thirty (30) days after such amounts are determined following Closing, subject to the provisions of Section 4.4(d) hereof;

          (iii) Charges referred to in Section 4.4(a) hereof which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any tenant, and shall not have been reimbursed therefor by the time of Closing, Purchaser shall credit to Seller an amount equal to all such charges so paid by Seller;

          (iv) As to utility charges referred to in Section 4.4(a)(iii) hereof, Seller may on notice to Purchaser elect to pay one or more or all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller's obligation to pay such item directly in such case shall survive the Closing or any termination of this Agreement;

          (v) Seller shall be responsible for the payment of all tenant improvement costs and leasing commissions with respect to the Net Lease, if any, that arose in the period prior to the Effective Date. Purchaser shall be responsible for the payment of all other Tenant Inducement Costs and leasing commissions (including the override commissions earned by Cushman & Wakefield pursuant to its exclusive agency agreement with Seller) with respect to the relocation of Guy Carpenter & Company from the Tower, the prospective New York Academy of Sciences ("NYAS") lease, and any other new leases. Notwithstanding the foregoing, Seller shall reimburse Purchaser for the Excess Costs (as defined below) with respect to not more than 50,000 rentable square feet in the South Building, but only to the extent that Purchaser's Tenant Inducement Costs and leasing commissions for such 50,000 rentable square feet exceed $3,000,000 (such excess hereinafter referred to as the "Excess Costs"), provided that in no event shall such reimbursement exceed $1,500,000. For purposes hereof, the term "Tenant Inducement Costs" shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder not later than 12 months after the Closing to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, base building costs, lease buyout or relocation costs, and moving, design, refurbishment and club membership allowances. The term "Tenant Inducement Costs" shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear the loss resulting from any free rental period until the date of Closing and that Purchaser shall bear such loss from and after the date of Closing. In order to receive reimbursement of Excess Costs, Purchaser shall deliver evidence reasonably satisfactory to Seller that Purchaser has incurred the Excess Costs, and Seller shall promptly thereafter reimburse Purchaser therefor.

          (vi) Unpaid and delinquent Rent collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent Rent for the Property, Seller shall, within fifteen
(15) days after the receipt thereof, deliver to Purchaser any such Rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent Rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such Rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Purchaser will make a good faith effort after Closing to collect all Rents in the usual course of Purchaser's operation of the Property. Seller and Purchaser agree that all Rent received by Seller or Purchaser after the date of Closing shall be applied first to current Rent and then to delinquent Rent, if any, in the inverse order of maturity. Purchaser will make a good faith effort after Closing to collect all Rents in the usual course of Purchaser's operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent Rents. Seller may attempt to collect any delinquent Rents owed Seller and may institute any lawsuit or collection procedures, but may not evict any tenant after Closing. In the event that there shall be any Rents or other charges under any Leases which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as year end common area expense reimbursements and the like), then any Rents or charges of such type received by Purchaser or its agents or Seller or its agents subsequent to Closing shall, to the extent applicable to a period extending through the Closing, be prorated between Seller and Purchaser as of Closing and Seller's portion thereof shall be remitted promptly to Seller by Purchaser.

          (vii) At such time as the NYCDOT consents to the assignment of Seller's interest in the Revocable Consents, Purchaser shall promptly following receipt of such consent, pay to Seller the amount of the security fund deposited under each of the Revocable Consents and Seller shall assign to Purchaser all of Seller's right, title and interest in and to such funds deposited.

     (c) Seller may prosecute appeals (if any) of the real property tax assessment for the period prior to the Closing, and may take related action which Seller deems appropriate in connection therewith. Purchaser shall cooperate with and perform such ministerial and non-ministerial acts, and execute any and all documents reasonably requested by Seller, in connection with such appeal and collection of a refund of real property taxes paid. Seller owns and holds all right, title and interest in and to such appeal and refund, and all amounts payable in connection therewith shall be paid directly to Seller by the applicable authorities. If such refund or any part thereof is received by Purchaser, Purchaser shall promptly pay such amount to Seller. Any refund received by Seller shall be distributed as follows: first, to reimburse Seller for all costs incurred in connection with the appeal; second, with respect to refunds payable to tenants of the Real Property pursuant to the Leases, to such tenants in accordance with the terms of such Leases; and third, to Seller to the extent such appeal covers the period prior to the Closing, and to Purchaser to the extent such appeal covers the period as of the Closing and thereafter. If and to the extent any such appeal covers the period after the Closing, Purchaser shall have the right to participate in such appeal.

     (d) Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties' reasonable estimates of such amount, and shall be the subject of a final proration one hundred eighty (180) days after Closing, or as soon thereafter as the precise amounts can be ascertained. Any reconciliation of revenue or expense amounts relating to Leases (other than the Net Lease) which needs to be made in connection with this Section 4.4 shall be prepared by Purchaser and submitted to Seller for Seller's review and approval. Purchaser shall promptly notify Seller when it becomes aware that any such estimated amount has been ascertained. Once all revenue and expense amounts have been ascertained, Purchaser shall prepare, and certify as correct, a final proration statement which shall be in a form consistent with the closing statement delivered at Closing and which shall be subject to Seller's approval. Upon Seller's acceptance and approval of any final proration statement submitted by Purchaser, such statement shall be conclusively deemed to be accurate and final, and any payment due to any party as a result of such final proration shall be made within thirty (30) days of such approval by Seller.

     (e) With respect to the Net Lease, Tenant bills Seller monthly for estimated "Operating Payments" (as such term is defined in the Net Lease), with a reconciliation of amounts billed and actual amounts incurred made within 120 days after the end of each calendar year. The estimated Operating Payment for the month in which the Closing occurs shall be pro-rated between Seller and Purchaser on the basis of each party's period of ownership during such calendar month. Upon the reconciliation by Tenant of the amounts billed for Operating Payments and the amounts actually incurred for Operating Payments for the calendar year 2005, Seller and Purchaser shall be liable for underpayments of Operating Payments ("Underpayments"), and shall be entitled to reimbursements for overpayments of Operating Payments ("Overpayments"), as the case may be, on a pro-rata basis based upon each party's period of ownership during such calendar year. Purchaser shall promptly remit to Seller Seller's pro-rata share of Overpayments received by Purchaser from Tenant. Seller shall promptly remit to Purchaser Seller's pro-rata share of Underpayments. Seller hereby reserves the right to exercise its right to dispute the correctness of the Operating Statement given by Tenant for the calendar year 2005 pursuant to the provisions of Section 35.6 of the Net Lease with respect to Seller's period of ownership.

     (f) Subject to the final sentence of Section 4.4(d) hereof, the provisions of this Section 4.4 shall survive Closing.

     Section 4.5 Transaction Taxes and Closing Costs.

     (a) Seller and Purchaser shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance;

     (b) Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses:

          (i) one-half of the escrow fee, if any, which may be charged by the Escrow Agent or Title Company;

          (ii) the fees for Seller's Broker; and

          (iii) any transfer tax, sales tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property from Seller to Purchaser;

     (c) Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction. Purchaser shall also pay the following costs and expenses:

          (i) one-half of the escrow fee, if any, which may be charged by the Escrow Agent or Title Company;

          (ii) the fee for the title examination and the Title Commitment and the premium for the Owner's Policy of Title Insurance to be issued to Purchaser by the Title Company at Closing, and all endorsements thereto;

          (iii) the cost of the Survey;

          (iv) the fees for recording the Deed; and

          (v) the fees for any broker, other than Seller's Broker, that Purchaser has dealt with or engaged on its behalf or for its benefit, in connection with the transaction contemplated by this Agreement, if any;

     (d) The Personal Property is included in this sale without charge and each party acknowledges that no portion of the Purchase Price is attributable to the Personal Property;

     (e) All costs and expenses incident to this transaction and the closing thereof, and not specifically described above, shall be paid by the party incurring same; and

     (f) The provisions of this Section 4.5 shall survive the Closing.

     Section 4.6 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

     (a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2 hereof;

     (b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement);

     (c) The members of the Board of Directors of the Condominium and the Officers of the Condominium shall deliver written notices resigning their respective positions of the Condominium effective the date of the Closing (collectively, the "Board Resignation Letters"); and

     (d) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

     Section 4.7 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

     (a) Seller shall have received the Purchase Price as adjusted as provided herein, pursuant to and payable in the manner provided for in this Agreement;

     (b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3 hereof;

     (c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement); and

     (d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

                                    ARTICLE V

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

     Section 5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, subject to Section 4.2(f) hereof:

     (a) Organization and Authority. Seller has been duly organized and is validly existing under the laws of the State of New York. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Seller is authorized to do so.

     (b) Pending Actions. To Seller's knowledge, Seller has not received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Seller which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction or make any of Seller's representations in this Section 5.1 materially untrue.

     (c) Operating Agreements. To Seller's knowledge, the Operating Agreements listed on Exhibit C are all of the agreements concerning the operation and maintenance of the Physical Property entered into by Seller which have not been assigned to the Tenant under the Net Lease. Seller has provided to Purchaser true and complete copies of the Operating Agreements.

     (d) Lease Brokerage. To Seller's knowledge, there are no agreements with brokers providing for the payment from and after the Closing by Seller or Seller's successor-in-interest of leasing commissions or fees for procuring tenants with respect to the Physical Property, except as disclosed in Exhibit L hereto;

     (e) Condemnation. To Seller's knowledge, Seller has received no written notice of any condemnation proceedings relating to the Physical Property.

     (f) Litigation. To Seller's knowledge, except as set forth on Exhibit M attached hereto, and except for proceedings related to claims for personal injury or damage to property due to events occurring at the Property, Seller has not received written notice of any litigation which has been filed against Seller that arises out of the ownership of the Property and could, if adversely determined, materially affect the Property or use thereof, or Seller's ability to perform hereunder;

     (g) Violations. To Seller's knowledge, except as set forth on Exhibit N attached hereto, Seller has not received written notice of any uncured violation of any federal, state or local law relating to the use or operation of the Physical Property which would materially adversely affect the Property or use thereof; and

     (h) Leases. To Seller's knowledge, the rent roll attached hereto as Exhibit O is accurate in all material respects, and lists all of the leases currently affecting the Physical Property.

     (i) Security Deposits. To Seller's knowledge, Exhibit P is a true, correct and complete list of the security deposits currently held by Seller under the Leases in effect as of the date hereof.

     (j) Tenant Arrearage. To Seller's knowledge, Exhibit O includes a tenant arrearage schedule which, to the best of Seller's knowledge, was true, correct and complete in all material respects as of the date set forth thereon.

     (k) Landlord Default. To Seller's knowledge, except as set forth in Exhibit Q, there are no uncured defaults which have been asserted in writing against Seller by any tenant under any Lease.

     Section 5.2 Knowledge Defined. References to the "knowledge" of Seller shall refer only to the current actual knowledge of the Designated Employees (as hereinafter defined) of Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge, or in the absence thereof, pertains. As used herein, the term "Designated Employees" shall refer to the following persons: (a) Gregory R. Reed, Director and (b) William L. Engel, Associate Director, and (c) Jeffrey Marconi, asset managers of the Property since 2001.

     Section 5.3 Modification of Seller's Representations and Warranties. Purchaser acknowledges that it has inspected (i) all of the documents delivered or furnished to Purchaser for inspection, (ii) such other documents and information as it has deemed appropriate and (iii) the Property and Purchaser agrees that, in the event that during such inspection Purchaser discovered any material matter which would form the basis for a claim by Purchaser that Seller has breached any representation or warranty of Seller made in this Agreement or has any actual knowledge of any such matter, Seller's representations and warranties hereunder shall be deemed amended so as to be true and accurate and Purchaser shall have no claim for any breach based thereon.

     Section 5.4 Survival of Seller's Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 hereof as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of one hundred eighty (180) days. No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing. Seller shall have no liability to Purchaser for a breach of any representation or warranty (a) unless the valid claims for all such breaches collectively aggregate more than Five Hundred Thousand Dollars ($500,000), in which event the full amount of such valid claims shall be actionable, up to the Cap (as defined in this Section), and (b) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said one hundred eighty (180) day period and an action shall have been commenced by Purchaser against Seller within two hundred forty (240) days of Closing. Purchaser agrees to first seek recovery under any insurance policies, service contracts and Leases prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser's claim is satisfied from such insurance policies, service contracts or Leases. As used herein, the term "Cap" shall mean the total aggregate amount of Five Million Dollars ($5,000,000).

     Section 5.5 Covenants of Seller. Seller hereby covenants with Purchaser as follows:

     (a) Tenant currently operates the Property pursuant to the Net Lease. From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall not request or consent to any change in the manner in which Tenant has operated and maintained the Property prior to the date hereof;

     (b) From and after the Effective Date hereof until the Closing or earlier termination of this Agreement, neither Seller nor Purchaser will enter into any amendment, renewal or expansion of an existing Lease or any new Lease without the consent of the other party.

     (c) Promptly after execution of this Agreement, Seller will deliver to Purchaser a copy of the form of application (the "Application") submitted to the New York State Department of Law (the "Department") in connection with the issuance of the "no action" letter dated December 19, 2001 (the "No Action Letter") relating to the Property. Purchaser shall have the right, at Purchaser's sole cost and expense, to submit an application (the "New Application") to the Department, requesting either (i) an amendment to the No-Action Letter, or (ii) issuance of a new no-action letter (either (i) or (ii), the ("AG Approval")), permitting Seller to transfer Units comprising the Property to more than one transferee. Seller shall cooperate with Purchaser, at Purchaser's sole cost and expense, in connection with submission of the New Application and issuance of the Approval, including without limitation, executing any reasonable affidavits and/or providing any reasonable information or documentation required or requested by the Department in order to obtain the AG Approval. Notwithstanding the foregoing, it shall not be a pre-condition to Closing that the AG Approval shall have been obtained and in no event shall the Closing be postponed or delayed by the failure of Purchaser to have obtained the AG Approval.

     Section 5.6 Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, subject to Section 4.3(c) hereof:

     (a) Organization and Authority.

     (i) This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser and, upon the assumption that this Agreement constitutes a legal, valid and binding obligation of Seller, this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to applicable laws relating to bankruptcy, insolvency, moratorium, as well as other laws affecting creditors' rights and general equitable principles. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not (1) violate or conflict with the Certificate of Formation or Operating Agreement of Purchaser; (2) breach the provisions of, or constitute a default under, any contract, agreement, instrument or obligation to which Purchaser is a party or by which Purchaser is bound; and (3) require the consent or approval of any other third party or governmental agency.

     (ii) Purchaser hereby represents that, and agrees to furnish Seller at or prior to the Closing evidence confirming that (i) 1 Madison Venture LLC is a limited liability company duly organized and validly existing under the laws of Delaware beneficially owned and controlled by SL Green Realty Corp., a publicly traded corporation ("Green"), Column Financial, Inc. ("Column") is a corporation duly organized and validly existing under the laws of Delaware beneficially owned and controlled by Credit Suisse First Boston (USA), Inc., and (ii) the parties executing this Agreement and the Closing Documents on behalf of Purchaser have the legal capacity and authority to execute the documents as executed or to be executed.

     (b) Pending Actions. To Purchaser's knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

     (c) ERISA. (i) As of the Closing, (1) Purchaser will not be an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as "Plan"), and (2) the assets of the Purchaser will not constitute "plan assets" of one or more such Plans within the meaning of Department of Labor ("DOL") Regulation Section 2510.3-101.

     (ii) As of the Closing, if Purchaser is a "governmental plan" as defined in
Section 3(32) of ERISA, the closing of the sale of the Property will not constitute or result in a violation of state or local statutes regulating investments of and fiduciary obligations with respect to governmental plans.

     (iii) As of the Closing, Purchaser will be acting on its own behalf and not on account of or for the benefit of any Plan.

     (iv) Purchaser has no present intent to transfer the Property to any entity, person or Plan which will cause a violation of ERISA.

     (v) Purchaser shall not assign its interest under this Agreement to any entity, person, or Plan which will cause a violation of ERISA.

     Section 5.7 Survival of Purchaser's Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.6 hereof as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of one hundred eighty (180) days. Purchaser shall have no liability to Seller for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Seller to Purchaser prior to the expiration of said one hundred eighty (180) day period and an action shall have been commenced by Seller against Purchaser within two hundred forty (240) days of Closing.


                                   ARTICLE VI

                                     DEFAULT

     Section 6.1 Default by Purchaser. In the event the sale of the Property as contemplated hereunder is not consummated due to Purchaser's default hereunder, Seller shall be entitled, as its sole remedy, to terminate this Agreement and receive the Deposit as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Deposit is a reasonable estimate thereof.

     Section 6.2 Default by Seller. In the event the sale of the Property as contemplated hereunder is not consummated due to Seller's default hereunder, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Deposit, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller's obligation to convey the Property to Purchaser in accordance with the terms of this Agreement, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller's default hereunder. If the sale of the Property is not consummated due to Seller's default hereunder, Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Deposit if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred.

     Section 6.3 Recoverable Damages. Notwithstanding Sections 6.1 and 6.2 hereof, in no event shall the provisions of Sections 6.1 and 6.2 limit the damages recoverable by either party against the other party due to the other party's obligation to indemnify such party in accordance with this Agreement. This Section shall survive the Closing or the earlier termination of this Agreement.


                                   ARTICLE VII

                                  RISK OF LOSS

     Section 7.1 Minor Damage or Condemnation. Tenant maintains the casualty insurance with respect to the Building and is obligated to repair and restore the Building except in certain circumstances set forth in the Net Lease. In the event of loss or damage to, or condemnation of, the Physical Property or any portion thereof which is not "Major" (as hereinafter defined), this Agreement shall remain in full force and effect.

     Section 7.2 Major Damage. In the event of a "Major" loss or damage to, or condemnation of, the Physical Property or any portion thereof, Purchaser may terminate this Agreement by written notice to Seller, in which event the Deposit shall be returned to Purchaser. If Purchaser does not elect to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of such Major loss, damage or condemnation (which notice shall state the cost of repair or restoration thereof as opined by an architect in accordance with Section 7.3 hereof), then Purchaser shall be deemed to have elected to proceed with Closing.

     Section 7.3 Definition of "Major" Loss or Damage. For purposes of Sections
7.1 and 7.2, "Major" loss, damage or condemnation refers to the following: (a) loss or damage to the Physical Property hereof such that the cost of repairing or restoring the premises in question to substantially the same condition which existed prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Forty Million Dollars ($40,000,000), and (b) any loss due to a condemnation which permanently and materially impairs the current use of the Physical Property. If Purchaser does not give written notice to Seller of Purchaser's reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

     Section 7.4 General Obligations Law The parties hereto waive the provisions of Section 5-1311 of the General Obligations Law, which shall not apply to this Agreement and agree that their respective rights in case of damage, destruction, condemnation or taking by eminent domain shall be governed by the provisions of this Section. The provisions of this Section shall survive the Closing.

                                  ARTICLE VIII

                                   COMMISSIONS

     Section 8.1 Brokerage Commissions. With respect to the transaction contemplated by this Agreement, Seller represents that its sole broker is CB Richard Ellis, Inc. ("Seller's Broker"), and Purchaser represents that it has not dealt with or engaged on its behalf or for its benefit any broker other than Seller's Broker. Seller shall be fully responsible for any and all commissions and other compensation due Seller's Broker in connection with the transaction contemplated by this Agreement, which shall be paid pursuant to a separate written agreement between Seller and Seller's Broker. Each party hereto agrees that if any person or entity, other than the Seller's Broker, makes a claim for brokerage commissions or finder's fees related to the sale of the Property by Seller to Purchaser, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys' fees) in connection therewith. The provisions of this paragraph shall survive Closing or any termination of this Agreement.


                                   ARTICLE IX

                             DISCLAIMERS AND WAIVERS

     Section 9.1 No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered or given by Seller or its brokers or agents to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered or given by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Neither Seller, nor any affiliate of Seller, nor the person or entity which prepared any report or reports delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such reports.

     Section 9.2 AS-IS SALE; DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES, REPRESENTATIONS, GUARANTIES, COVENANTS OR STATEMENTS OF ANY TYPE, KIND, NATURE OR CHARACTER WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES, REPRESENTATIONS, GUARANTIES, COVENANTS OR STATEMENTS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE, THE INCOME, EXPENSES, OPERATION OR PROFITABILITY OF THE PROPERTY, THE OPERATING HISTORY OF OR ANY PROJECTIONS RELATING TO THE PROPERTY, THE VALUATION OF THE PROPERTY, ANY TAX TREATMENT, WHETHER INCOME OR OTHERWISE, RELATED TO THE PROPERTY, OR AS TO THE PHYSICAL, STRUCTURAL, OR ENVIRONMENTAL CONDITION OF THE PROPERTY, ITS COMPLIANCE WITH LAWS OR WITH RESPECT TO THE ZONING OF, OR ANY APPROVALS, LICENSES OR PERMITS REQUIRED FOR THE PROPERTY, OR THE SUITABILITY OF THE PROPERTY FOR PURCHASER'S INTENDED USE THEREOF OR THE ABILITY OR FEASIBILITY TO CONVERT THE PROPERTY OR ANY PORTION

THEREOF TO ANY OTHER OR PARTICULAR USE, OR WITH RESPECT TO THE AVAILABILITY OF ACCESS, INGRESS OR EGRESS TO THE PROPERTY, THE NEED FOR OR COMPLIANCE WITH GOVERNMENTAL OR THIRD PARTY APPROVALS OR GOVERNMENTAL REGULATIONS, OR ANY OTHER MATTER OR THING OF ANY TYPE, KIND, NATURE OR CHARACTER WHATSOEVER RELATING TO OR AFFECTING THE PROPERTY.

     PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, COVENANTS, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD "AS-IS, WHERE IS, WITH ALL FAULTS."

     PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL, STRUCTURAL, AND ENVIRONMENTAL CONDITIONS, THE INCOME AND EXPENSES OF AND FROM THE PROPERTY AND THE PROFITABILITY OF THE PROPERTY AND ANY TAX TREATMENT, WHETHER INCOME OR OTHERWISE, RELATED TO THE PROPERTY, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND IS RELYING SOLELY AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN ANY, IF ANY, REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL, ENVIRONMENTAL, FINANCIAL AND ECONOMIC CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S AFFILIATES, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING WITHOUT LIMITATION CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES

(INCLUDING REASONABLE ATTORNEYS' FEES) OF ANY AND EVERY TYPE, KIND, CHARACTER OR NATURE WHATSOEVER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND/OR SELLER'S AFFILIATES, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF THE PHYSICAL, ENVIRONMENTAL, STRUCTURAL, FINANCIAL AND ECONOMIC CONDITION OF THE PROPERTY, ANY LATENT OR PATENT CONSTRUCTION OR OTHER DEFECTS RELATED TO THE PROPERTY, VIOLATIONS OF ANY APPLICABLE LAWS RELATED TO THE PROPERTY, THE HABITABILITY, MERCHANTABILITY OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, THE INCOME, EXPENSES OR PROFITABILITY OF THE PROPERTY, ANY TAX TREATMENT, WHETHER INCOME OR OTHERWISE, RELATED TO THE PROPERTY, OF THE PROPERTY, ITS COMPLIANCE WITH LAWS OR WITH RESPECT TO THE ZONING OF, APPROVALS REQUIRED FOR, OR THE SUITABILITY OF THE PROPERTY FOR PURCHASER'S INTENDED USE THEREOF OR THE ABILITY OR THE FEASIBILITY TO CONVERT THE PROPERTY OR ANY PORTION THEREOF TO ANY OTHER OR PARTICULAR USE, OR WITH RESPECT TO THE AVAILABILITY OF ACCESS, INGRESS OR EGRESS, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL OR THIRD PARTY APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING OF ANY TYPE, KIND, NATURE OR CHARACTER WHATSOEVER RELATING TO OR AFFECTING THE PROPERTY, AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS OF ANY TYPE, CHARACTER OR NATURE WHATSOEVER REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES THAT SUCH ADVERSE MATTERS MAY AFFECT PURCHASER'S ABILITY TO SELL, LEASE, OPERATE OR FINANCE THE PROPERTY AT ANY TIME AND FROM TIME TO TIME.

     Section 9.3 Survival of Disclaimers. The provisions of this Article IX shall survive Closing or any termination of this Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

     Section 10.1 Confidentiality. Purchaser and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller or its business, whether obtained before or after the execution and delivery of this Agreement which shall be used solely for the purposes of evaluating the proposed acquisition of the Property by Purchaser, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to the employees, lenders, consultants, accountants and attorneys of Purchaser provided that such persons agree in writing to treat such data and information confidentially. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 10.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall survive termination of this Agreement.

     Section 10.2 Public Disclosure. Except as set forth below, prior to the Closing, any press release or other public disclosure of information with respect to the sale contemplated herein or any matters set forth in this Agreement made or released by or on behalf of either party shall be subject to the prior approval of the other party. Notwithstanding the provisions of this
Section 10.2 above, at any time after the date hereof, either party may, if in such party's reasonable discretion it is necessary (upon advice of counsel) to comply with law (including subpoenas, court orders or similar legal processes), rules or regulations or the requirements of a securities self regulatory organization, issue a press release or other public disclosure acknowledgement that Purchaser and Seller have entered into a contract of sale with respect to the Property, the anticipated closing date, and containing such other information which such party reasonably believes to be required to be disclosed. The provisions of this Section 10.2 shall survive any termination of this Agreement.

     Section 10.3 Assignment. Subject to the provisions of this Section 10.3, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto. Purchaser may not assign its rights under this Agreement without first obtaining Seller's written approval, which approval may be given or withheld in Seller's sole discretion, and any such attempted assignment without Seller's prior written approval shall be null and void. In the event Purchaser intends to assign its rights hereunder,
(a) Purchaser shall send Seller written notice of its request at least ten (10) business days prior to Closing, which request shall include the legal name and structure of the proposed assignee, as well as any other information that Seller may reasonably request, and (b) Purchaser and the proposed assignee shall execute an assignment and assumption of this Agreement in form and substance satisfactory to Seller, and (c) in no event shall any assignment of this Agreement release or discharge Purchaser from any liability or obligation hereunder. Notwithstanding the second sentence of this Section 10.3 (i) Purchaser may assign this Agreement in its entirety to an entity which is wholly owned, directly or indirectly, and controlled by, any of Green, Column, Gramercy (as defined in Section 10.22) or any combination of such parties; and (ii) at Closing, provided that (x) the Department has issued the AG Approval, (y) the Tenant under the Net Lease has consented in writing to such transfers, and (z) Purchaser at its sole cost and expense has prepared an amendment to the Declaration to permit such transfers which amendment has been approved (such approval not to be unreasonably withheld or delayed) by Seller's counsel (which legal expense shall be paid by Purchaser), Purchaser may designate one or more entities, each of which is owned, directly or indirectly, by any of SLG, Column, Gramercy or any combination of such parties, to acquire one or more Units comprising the Property. Notwithstanding the foregoing, under no circumstances shall Purchaser have the right to assign this Agreement (1) to any person or entity owned or controlled by an employee benefit plan if Seller's sale of the Property to such person or entity would, in the reasonable opinion of Seller's ERISA advisor, create or otherwise cause a "prohibited transaction" under ERISA, and (2) in any manner that is not in compliance with laws, rules, and regulations of any governmental authority having jurisdiction thereof (including but not limited to the US Department of Treasury Office of Foreign Assets Control and the US Patriot Act). Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Purchaser or of the persons and/or entities that control Purchaser shall constitute an assignment of this Agreement. The provisions of this Section 10.3 shall survive the Closing or any termination of this Agreement.

     Section 10.4 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller         Metropolitan Life Insurance Company
                     10 Park Avenue
                     Morristown, New Jersey  07960
                     Attention:  Managing Director, Real Estate Investments,
                                 Equity Investments Portfolio
                     Telephone No. 973-355-4409
                     Telecopy No. 973-355-4430

With a copy to:      Metropolitan Life Insurance Company
                     10 Park Avenue
                     Morristown, New Jersey 07960
                     Attention: William P. Gardella,
                                Senior Associate General Counsel,
                     Telephone No. 973-355-4902
                     Telecopy No. 973-355-4920


If to Purchaser:     1 Madison Venture LLC
                     c/o SL Green Realty Corp.
                     420 Lexington Avenue
                     New York, New York 10170
                     Attention: Marc Holliday
                                Andrew S. Levine
                     Telephone No. 212-216-1684
                     Telecopy No. 212-216-1785

with a copy to:      Column Financial, Inc.
                     11 Madison Avenue
                     New York, New York 10010
                     Attention: Mason Sleeper
                     Telephone No. 212-235-6858
                     Telecopy No. 212-325-8185

with a copy to:      Solomon and Weinberg LLP
                     900 Third Avenue, 29th Floor

                     New York, New York 10022
                     Attention: Craig H. Solomon, Esq.
                                Howard R. Shapiro, Esq.
                     Telephone No. 212-605-1000
                     Telecopy No. 212-605-0999


and                  Greenberg Traurig LLP
                     200 Park Avenue
                     New York, New York 10166
                     Attention: Stephen Rabinowitz, Esq.
                     Telephone No. 212-801-9295
                     Telecopy No. 212-801-6400


     Section 10.5 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

     Section 10.6 Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter, other than any confidentiality agreement executed by Purchaser in connection with the Property.

     Section 10.7 Further Assurances. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement. The provisions of this Section 10.7 shall survive Closing.

     Section 10.8 Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

     Section 10.9 Facsimile Signatures. In order to expedite the transaction contemplated herein, telecopied signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

     Section 10.10 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.

     Section 10.11 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located. Purchaser and Seller agree that the provisions of this Section 10.11 shall survive the Closing or any termination of this Agreement.

     Section 10.12 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

     Section 10.13 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

     Section 10.14 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

     Section 10.15 Recordation. This Agreement may not be recorded by any party hereto. The provisions of this Section 10.15 shall survive the Closing or any termination of this Agreement.

     Section 10.16 Audit Rights and Tenant Reconciliation Statements. For a period of three (3) years after the Closing, Purchaser shall allow Seller and its agents and representatives access without charge to (i) all files, records, and documents delivered to Purchaser at the Closing, and (ii) the financial records and financial statements for the Property (including but not limited to, financial records and financial statements related to the Reconciliation Statements, as such term is hereinafter defined) for the calendar year in which the Closing occurs and for the calendar year preceding the calendar year in which the Closing occurs, upon reasonable advance notice and at all reasonable times, to examine and to make copies of any and all such files, records, documents, and statements, which right shall survive the Closing. Purchaser shall prepare and provide to the tenants under the Leases (other than the Net Lease) a statement of the reconciliation of expenses between the landlord and the tenants under the Leases in accordance with the terms of the Leases (the "Reconciliation Statements"), and Purchaser shall provide Seller with copies of the Reconciliation Statements at the same time that they are furnished to the tenants. If amounts are due from any tenants based on the Reconciliation Statements, Purchaser shall make a good faith effort after Closing to collect the same in the usual course of Purchaser's operation of the Property, and upon collection, to remit to Seller, Seller's share of those amounts in accordance with the terms of Section 4.4 hereof; however, Purchaser shall not be obligated to institute any lawsuit or other collection procedures to collect said amounts. Seller may attempt to collect amounts due to it pursuant to the reconciliation of expenses between the landlord and the tenants in accordance with the terms of the Leases, and Seller may institute any lawsuit or collection procedures, but Seller may not evict any tenant after Closing. The provisions of this Section
10.16 shall survive the Closing.

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

     Section 10.17. Termination of Agreement. If this Agreement is terminated by Purchaser or Seller in accordance with any of the provisions of this Agreement that give Purchaser or Seller the right to terminate this Agreement, then neither party shall have any further rights or obligations hereunder (except for indemnity obligations of either party pursuant to the other provisions of this Agreement) and the Deposit shall be returned to Purchaser and each party shall bear its own costs incurred hereunder.

     Section 10.18. 1031 Exchange. Purchaser agrees to reasonably cooperate with Seller (without liability or cost to Purchaser) in Seller's efforts to consummate the sale of the Property in a manner which qualifies as a so-called "deferred" or "like-kind" exchange pursuant to Section 1031 of the Internal Revenue Code for Seller, or any affiliate thereof (a "Seller 1031 Exchange"). Such cooperation shall include, without limitation, acquiring the Property or any portion thereof or interest therein from a qualified intermediary, Seller assigning all or any portion of its rights and/or obligations under this Agreement to a qualified intermediary and Purchaser paying all or any portion of the Purchase Price to a qualified intermediary. Seller shall be responsible for all costs and expenses related to a Seller 1031 Exchange and shall fully indemnify, defend and hold Purchaser harmless from and against any and all liability, claims, damages, expenses (including, without limitation, reasonable attorneys' fees other than those incurred prior to Closing to review documents to facilitate the Seller 1031 Exchange), taxes, fees, proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to such Seller 1031 Exchange. The provisions of the immediately preceding sentence shall survive Closing and the transfer of the Property to Purchaser.

     Seller agrees to reasonably cooperate with Purchaser (without liability or cost to Seller) in connection with the acquisition of all or a portion of the Property by Purchaser or a designee permitted pursuant to Section 10.3 hereof as part of a "deferred" or "like-kind" exchange pursuant to Section 1031 of the Internal Revenue Code (a "Purchaser 1031Exchange"). Purchaser shall be responsible for all costs and expenses related to a Purchaser 1031 Exchange and shall fully indemnify, defend and hold Seller harmless from and against any and all liability, claims, damages, expenses (including, without limitation, reasonable attorneys' fees to facilitate the Purchaser 1031 Exchange), taxes, fees, proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to such Purchaser 1031 Exchange. The provisions of the immediately preceding sentence shall survive Closing and the transfer of the Property to Purchaser.

     Section 10.19. One Madison Avenue Address. Purchaser covenants that it will not change or seek to change the street address of the South Building, or permit the street address of the South Building to be changed or modified, to anything other than "One Madison Avenue" and the Deed shall contain a provision evidencing such restriction. The obligations of Purchaser in this Section shall survive the Closing.

     Section 10.20. MetLife Lease. It is understood and agreed between the parties that from and after the Closing Seller will be leasing approximately 150 rentable square feet on the 11th Floor of the South Building pursuant to a lease between Purchaser, as landlord, and Seller, as tenant, in substantially the form and substance of Exhibit S attached hereto and made a part hereof (the "MetLife Lease"). At the Closing Purchaser and Seller shall execute and deliver to each other the MetLife Lease.

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

     Section 10.21. Industrial and Commercial Incentive Program. Seller hereby notifies Purchaser that Seller has previously applied for the benefits provided by Sections 11-256 through 11-267 of the Administrative Code of the City of New York, authorized by Title 2-D of Article 4 of the New York Real Property Tax Law and all rules and regulations promulgated thereunder (herein collectively called the "Industrial and Commercial Incentive Program" or the "ICIP Program"). The New York City Department of Finance determined that the renovations made by Seller did not result in an assessable increase which would be subject to the benefits of the ICIP Program. No representation is made by Seller as to the availability of any reduction in real estate taxes as a result of the ICIP Program and there will be no adjustment in the Purchase Price hereunder as a result of the lack of benefits from the ICIP Program. Purchaser agrees to take any action it deems appropriate with respect to the ICIP Program at its own cost and expense.

     Section 10.22. Transfer Fee.

          (A) As additional consideration for the conveyance of the Property, Purchaser shall pay to Seller 25% of the Net Gain on any Transfer that occurs from and after the Closing Date to the first anniversary of the Closing Date, as follows:

          (i) "Transfer" includes (a) any direct or indirect transfer of any direct or indirect interest in all or part of the Property or of Purchaser, (b) any transaction which causes ultimate beneficial ownership of all or any part of the Property or Purchaser to change, and (c) any option or similar contract which allows the holder to effectuate a Transfer by payment of consideration within twelve (12) months after its issuance. The term "Transfer" does not include any of the foregoing to an Affiliated Party (as hereinafter defined), and does not include (1) any mortgage loan or mezzanine loan made substantially on institutional loan terms or any preferred equity investment in Purchaser, (2) the sale or transfer of the Tower or any direct or indirect interest in Purchaser (or the entity acquiring fee title to the Units comprising the Tower in accordance with Section 10.3) in connection with the development and/or subsequent conversion of the Tower into a residential condominium and the subsequent sale of units of such condominium, (3) any sale of securities in either Green, Gramercy Capital Corp., a publicly traded company which as of the date hereof is 25% owned by Green ("Gramercy") or Column, or any Affiliated Party thereof or (4) the merger, consolidation or the transfer of all or substantially all of the assets of either Green, Gramercy or Column. As used herein, an Affiliated Party shall mean any party which is either (x) Green, or any affiliate of Green, (y) Gramercy, or any affiliate of Gramercy, or (z) Column, or any affiliate of Column. An "affiliate" for purposes of this Section means, when used with reference to a specified party, any person or entity that directly or indirectly controls, or is controlled by, or is under common control with the specified party.

          (ii) A Transfer shall be deemed to have occurred upon the delivery of a deed, assignment, stock purchase agreement, merger certificate or other evidence

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

               of such Transfer to the transferee or its agent or designee and payment of consideration therefor. A Transfer pursuant to an option or similar contract described in item (A)(i)(c) above shall be deemed to have occurred upon the exercise of the applicable option, the delivery (if applicable) of a deed, assignment or other evidence of such Transfer to the transferee or its agent or designee and payment of consideration therefor.

         (iii) "Net Gain" with respect to any asset or interest subject to a Transfer is the excess, as of the date of such Transfer, of (a) the fair market value of the gross consideration (including, without limitation, cash and all other property, notes, securities, contracts, and instruments) given to or for the benefit of Purchaser or any direct or indirect holder of an interest in Purchaser (other than the sale of stock in any publicly held company) or the Property in connection with the Transfer of such asset or interest over (b) the sum of (1) all reasonable Transfer expenses, such as legal fees, brokerage commissions, transfer taxes, recording fees, and other fees for customary transfer services paid to parties unrelated to Purchaser, the transferor, and the transferee in connection with the Transfer of such asset or interest, plus (2) the product of the Cost Percentage indicated below for such asset or interest multiplied by the Purchase Price, plus (3) the unamortized portion of any additional capitalized or expensed investment fully paid by Purchaser (as evidenced to the reasonable satisfaction of Seller) after the Closing Date and prior to the Transfer which is attributable to such asset or interest.

          (iv) For purposes of this Section 10.22, the "Cost Percentages" for each of the portions of the Property shall be as set forth in the Deeds for the South Building and the Tower, or if separate Deeds are not delivered, shall be based upon values of 802 and 116, respectively (South Building: Tower). To the extent that, rather than a transfer of the South Building or the Tower, the applicable Transfer relates to an interest in the South Building and/or the Tower, the Cost Percentage will be the applicable percentage based upon the portion of the Property directly or indirectly represented by such interest. If the entire Property or all of the ownership interests in Purchaser are the subject of a Transfer, the Cost Percentage shall be one hundred percent (100%). If the interest subject to a Transfer represents less than one hundred percent of the ownership interest in Purchaser, the applicable Cost Percentage for such Transfer shall be equal to the percentage of ownership interest being transferred.

          (B) The additional consideration payable by Purchaser to Seller under this Section 10.22 shall be due and payable by wire transfer of immediately available funds (to an account designated by Seller) within ten (10) days after the date the Transfer occurs, whether or not the gross consideration given in connection for Transfer is in cash or non-cash form.

          (C) Any dispute arising from or in any way relating to this Section 10.22, including breach thereof, shall be determined in a federal or state court in the City of New York, to which Purchaser and Seller hereby submit for jurisdiction; provided, that by written notice to Purchaser given within twenty (20) days after Seller has been served with a complaint which has been filed in court, Seller may in its sole and absolute discretion cause such dispute to be resolved instead by expedited arbitration in accord with the Commercial Arbitration Rules for Expedited Procedures of the American Arbitration Association by a single arbitrator who is appointed by the President of the Real Estate Board of New York and has no affiliation with any party to such dispute.

          (D) The provisions of this Section 10.22 shall survive Closing.

     Section 10.23. Joint and Several Liability. Each of the entities comprising Purchaser shall be jointly and severally liable for all the obligations of Purchaser under this Agreement.

                         [NO FURTHER TEXT ON THIS PAGE]

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

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

METROPOLITAN LIFE INSURANCE COMPANY
a New York corporation

By: /s/ Kevin Thorwarth
    ----------------------------
Name:  Kevin Thorwarth
Title: Managing Director

PURCHASER:
1 MADISON VENTURE  LLC
a Delaware limited liability company

By: /s/ Marc Holliday
    ----------------------------
Name:  Marc Holliday
Title: President

            and

COLUMN FINANCIAL, INC.
A Delaware corporation

By: /s/ Mason Sleeper
    ----------------------------
Name:  Mason Sleeper
Title: Vice President



     Escrow Agent executes this Agreement below solely for the purpose of acknowledging that it agrees to be bound by the provisions of Sections 1.5 and
1.6 hereof.

ESCROW AGENT:

JP Morgan Chase Bank, N.A.
---------------------------

a -------------------------

By: /s/ Jason M. Orben
    -----------------------
Name:  Jason M. Orben
Title: Vice President


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